Exhibit 10.1
2009 — 2011
Executive Performance Plan
Plan Summary
Awards: The Performance Shares will be earned on the Vesting Date (as defined below) only to the extent that the performance goal thresholds for the Performance Period are exceeded, with any unearned Performance Shares being forfeited without notice on the Vesting Date. The performance measure is Cost Savings over a three year period as described in the 2009-2011 Executive Performance Plan Overview (the “Overview”).
Performance Period: The Company’s 2009-2011 fiscal years.
Vesting: Performance Shares are earned and vest on the Board meeting that occurs closest to the third anniversary of the grant date, which Board meeting shall occur in the same calendar year as the third anniversary of the grant date, provided the Recipient remains continuously employed from the grant through such date (the “Vesting Date”), except as otherwise provided herein. The grant of the Performance Shares are expressly conditioned upon approval of the 2009 Long-Term Incentive Plan (the “Plan”) by the shareholders of the Company at the Company’s next annual meeting of shareholders, or at any adjournment thereof. In the event the Plan is not so approved at such annual meeting, all of the rights and obligations with respect to the Performance Shares shall be of no force or effect. Upon the death, Disability or Retirement of a Participant prior to the Vesting Date, Performance Shares will continue to vest and such Participant will be eligible for a full un-prorated award upon vesting. Recipients will forfeit, without further notice and effective as of their date of termination any unvested Performance Shares if their employment terminates prior to the Vesting Date for any reason other than death, Disability or Retirement.
Change in Control: Notwithstanding the above, in the event of a Change in Control, all Performance Shares will be considered fully earned and will be payable at target promptly as practicable following the Change in Control. The Compensation Committee may adjust the Performance Shares earned to the extent the Cost Savings performance at that date exceeds the target specified in the Overview, but in no case will the Performance Shares earned be less than the target.
Dividends: Dividends are not paid on Performance Shares. After the Performance Shares are vested and shares of the Company’s Common Stock are deposited in a Wells Fargo account for the Participant (net of taxes) soon after the Vesting Date, dividends will be paid prospectively on all shares of such Company’s Common Stock if and when declared by the Board of Directors.
Voting: Performance Shares are not entitled to any voting rights. After the Performance Shares are vested and shares of the Company’s Common Stock are deposited in a Wells Fargo account for the Participant (net of taxes) soon after the Vesting Date, the Participant will be entitled to voting rights on such shares of the Company’s Common Stock.
Taxes: Prior to the delivery of any shares of Company Common Stock in settlement of Performance Shares, the Company shall have the power and right to deduct or withhold or require the Participant to remit to the Company an amount sufficient to satisfy any federal, state, local, or foreign taxes of any kind which the Company in its sole discretion deems necessary to be withheld or remitted to comply with any applicable law, rule, or regulation. Participants will be deemed to have elected to pay the withholding taxes owed by allowing the Company to withhold shares on the Vesting Date (and delivering to the Participant the net shares of the Company’s common stock) having a Fair Market Value equal to the amount sufficient to satisfy the Company’s minimum statutory withholding obligations. The Participant is responsible for paying Participant’s taxes that results from the granting or vesting of the Performance Shares. Taxes include Federal taxes, social insurance or FICA taxes, and state and local taxes, or any other tax, if applicable.
Administration: Soon after the Vesting Date, or the Change in Control, whichever is applicable, but in any event within the same calendar year as the Vesting Date or the Change in Control, the number of net shares of the Company’s common stock earned will be deposited into a Wells Fargo account. After the shares of common stock are deposited following the Vesting Date, Participants can contact Wells Fargo at 1-877-910-5385 for customer service.
Communication: Target awards will be communicated to Participants during the salary planning communication in late February and early March, when other pay decisions such as market and performance adjustment, bonus and stock option award are communicated. Participants will receive confirmation of the actual number of Performance Shares earned during the first quarter of the 2012 calendar year.
Registration: Upon the depositing of the shares in the Wells Fargo account, shares of the Company’s common stock will be registered in the Participant’s name. Participants can change the registration of the shares by calling Wells Fargo.
Disposition at Vesting: After the shares of the Company’s common stock are deposited, Participants can leave the shares with Wells Fargo, ask Wells Fargo to sell the shares, have a certificate issued to the Participant or have the shares electronically transferred to another broker.
Benefits: Income from the 2009-2011 Executive Performance Plan will not be included in earnings for the purposes of determining benefits, including pension, S&I, disability, life insurance and other survivor benefits.
Insiders: After the Performance Shares vest and the net shares of Company Common Stock are deposited, insiders cannot dispose of the shares of common stock without prior approval of the Legal Department.
Other Plan Provisions: The 2009-2011 Executive Performance Plan was adopted under the Plan and is subject to all the provisions of the Plan, including those related to the ability of the Board of Directors to amend the Plan, the Executive Performance Plan or any awards thereunder. Nothing in this summary, the Overview, or the Plan shall confer upon the Participant any right of continued employment. Capitalized terms not defined herein shall have the meaning given such term in the Plan.
This plan summary is subject to the actual plan document and any additional terms and conditions as determined by the Compensation Committee of the Board of Directors.
Issued February 2009